UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

March 7, 2008

PDL BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19756	94-3023969
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1400 Seaport Boulevard

Redwood City, California 94063
(Address of principal executive offices)

Registrant’s telephone number, including area code:
(650) 454-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On March 7, 2008, PDL BioPharma, Inc. (“PDL”) completed the sale to EKR Therapeutics, Inc. (“EKR”) of (i) PDL’s rights to its cardiovascular products, consisting of Cardene® IV (nicardipine hydrochloride), Cardene SR® and new formulations of the Cardene product in development (“New Cardene Formulations”), as well as Retavase® (reteplase) and the development product ularitide, and (ii) related trademarks, patents, intellectual property, product inventory and other related assets (together, the “Cardiovascular Assets”) in accordance with the previously announced Asset Purchase Agreement dated as of February 4, 2008 between the parties.  In consideration for the Cardiovascular Assets, EKR paid to PDL $85 million in cash at closing and agreed to pay up to an additional $85 million in development and sales milestones, as well as royalties on future sales of New Cardene Formulations and ularitide.

Also on March 7, 2008, PDL completed the sale of its rights to IV Busulfex® to Otsuka Pharmaceutical Co., Ltd. (“Otsuka”), in accordance with the previously announced Asset Purchase Agreement dated as of December 14, 2007 between the parties.  In consideration for all of PDL’s rights to IV Busulfex, including trademarks, patents, intellectual property and related assets, Otsuka paid to PDL $201.4 million in cash at closing, $1.4 million of which represented PDL’s cost of goods for IV Busulfex product inventory, raw materials and work in progress.

A copy of the press release issued by PDL announcing the completion of the sale of the Cardiovascular Assets and a copy of the joint press release issued by PDL and Ostuka announcing the completion of the sale of IV Busulfex are attached hereto as Exhibits 99.1 and 99.2, respectively, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(b) Pro Forma Financial Information.

To the extent required by this Item 9.01(b) of Form 8-K, the pro forma financial statements will be filed by amendment within 71 calendar days after the date this current report on Form 8-K must be filed.

(d) Exhibits

Exhibit No.	Exhibit Description

99.1	Press release issued March 10, 2008 by PDL BioPharma, Inc. announcing the completion of its sale of the Cardiovascular Assets to EKR Therapeutics, Inc.

99.2	Joint press release issued March 10, 2008 by PDL BioPharma, Inc. and Otsuka Pharmaceutical Co., Ltd. announcing the completion of the sale of IV Busulfex.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   March 13, 2008

PDL BioPharma, Inc.

By:	/s/ Andrew Guggenhime
Andrew Guggenhime
Senior Vice President and Chief Financial Officer